Exhibit 10.2

FIRST AMENDMENT TO
FACILITIES LEASE

This First Amendment to Facilities Lease (“Amendment”) effective as of August 1, 2017, and is made by and between CEDARS-SINAI MEDICAL CENTER, a California nonprofit public benefit corporation (“Landlord”) and CAPRICOR, INC., a Delaware corporation (“Tenant”), with reference to the facts and circumstances set forth below.

A. Landlord and Tenant executed that certain Facilities Lease dated June 1, 2014 (the “Lease”), for the Buildings and Premises described therein. Capitalized words and phrases contained in this Amendment shall have the same meanings ascribed to them in the Lease.

B. The Lease expired on May 31, 2017 and since such date, Tenant has been occupying the Premises on a month-to-month basis as Landlord and Tenant have engaged in discussions with respect to the extension of the term thereof and other terms to be included therein.

C. With the consent of Landlord, Tenant has been occupying that certain manufacturing space identified as Suites 1056 and 1057 in the Davis Building (“Suites 1056 and 1057”), which is owned by Landlord. Landlord and Tenant have engaged in discussions and reached an understanding whereby Suites 1056 and 1057 shall be added to the definition of “Premises Area” set forth in Sections 1.3 and 2.1 of the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease in the following manner:

1.         PREMISES. Article II of the Lease is hereby modified to include the following:

“Suites 1056 and 1057 in the Davis Building shall be added to the definition of “Premises Area” set forth in Sections 1.3 and 2.1 of the Lease without any further monetary compensation to Landlord. Exhibit B of the Lease is hereby deleted in its entirety and replaced with Exhibit B hereto; such modified Exhibit B shows the Premises Area as modified by this Amendment to include Suites 1056 and 1057 of the Davis Building. The parties agree that Suites 1056 and 1057 may be utilized by Tenant for the purpose of (a) manufacturing Tenant’s cell and exosome products for purposes determined by Tenant, and (b) manufacturing cells and/or exosomes that may from time to time be requested for certain of Landlord’s pre-clinical and clinical studies, and with respect to this subsection (b), subject to separate agreements to be negotiated between the parties. The parties further acknowledge and agree that all applicable terms and conditions of the Lease, other than those pertaining to Rent, shall apply to Tenant’s use of Suites 1056 and 1057 (including the term and termination provisions set forth therein).”

2.        TERM. Article III of the Lease is hereby modified to include the following:

“The Term of the Lease shall be extended for an additional twelve (12) month period commencing August 1, 2017 and terminating (unless otherwise extended) July 31, 2018 (“First Term Extension”). Tenant is hereby granted and shall, if not then in default under this Lease, have an option to extend the term of this Lease for an additional twelve (12) month period (the “Second Term Extension”) on the same terms, covenants, and conditions contained in this Lease, except that the rent to be paid by Tenant to Landlord shall be as set forth in Section 3 below.”

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3.       RENT. Article IV of the Lease is hereby modified to include the following:

“(a) Commencing August 1, 2017 and continuing through the end of the Term Extension, with the exception of Suites 1056 and 1057, (i) as described in Section 4.2 of the Lease, the Basic Annual Rent is hereby increased by the relevant CPI rate of 2.1% to the amount of $8.17 per square foot per month, thereby increasing the total monthly Basic Annual Rent payment from $15,480 to $15,808.95; and (ii) as described in Section 4.3 of the Lease, the Additional Rent is hereby increased as follows: the Base Operating Expense (as such term is defined in the Lease) is hereby increased by the relevant CPI rate of 2.1% to the amount of $2.04 per square foot per month, thereby increasing the total monthly Additional Rent payment from $3,870 to $3,947.40. As a result of such increases, Tenant’s Total Monthly Payment is hereby increased from $19,350 to $19,756.”

“(b) In consideration for the lease of Suites 1056 and 1057 by Landlord to Tenant hereunder, the parties agree that, in lieu of increasing any of the rental payments set forth in the Lease beyond the amounts identified in Section 3(a) of this Amendment, Tenant shall, for the duration of the Lease term, as may be extended by the parties, continue to provide investigative product and support services to Landlord at levels subject to the mutual satisfaction of the parties determined at the end of each 12-month period of the Lease term. In the event that Landlord becomes unsatisfied with the level of support received from Tenant and the parties are unable to come to a mutually satisfactory arrangement, Landlord shall have the right to terminate the Lease (but only with respect to Suites 1056 and 1057) in accordance with the applicable terms and conditions included in Article 18 thereof. Should Landlord wish to terminate this arrangement, it shall give Tenant at least 180 days’ prior written notice of its decision.”

4.        SAFETY REQUIREMENTS. Article VI of the Lease is hereby modified to add the following new Section 6.7:

“6.7       Safety Requirements. In addition to complying with all Applicable Laws (as required by Section 6.2 hereof) and Landlord’s Rules and Regulations (as required by Article XIX) and participating in Landlord’s safety training program (as required by Section 6.4 hereof), Tenant shall comply with the following additional safety requirements of Landlord: (a) Tenant shall develop, implement, practice and maintain best laboratory safety practices; (b) Tenant shall allow regulatory agencies to visit its laboratory spaces, offices and other support space for the purpose of general or focused inspections upon seven (7) days’ advanced written notice from Landlord, where possible, unless such notice is not permitted by the regulatory agency; (c) Tenant shall participate in the review and oversight of its activities by Landlord’s Institutional Biosafety Committee, Institutional Review Board, Institutional Animal Care and Use Committee and other safety-oriented committees and shall adhere to directives given to it by any such committees; (d) all of Tenant’s personnel who require access to Landlord’s research buildings shall participate in all safety trainings mandated by Landlord and demonstrate comprehension thereof; (e) Tenant shall participate in Landlord’s safety inspection program, help identify safety deficiencies and make all corrections required by Landlord to be compliant with regulations, including regulations and guidance promulgated by state and federal Occupational Safety and Health agencies; (f) Tenant shall promptly report any unsafe conditions, hazards, releases and exposures, as well as serious injuries and illnesses, to Landlord’s Environmental Health and Safety Department; and (g) Tenant shall use all materials and equipment supplied by Landlord, as well as all Landlord-provided utilities and facilities, in a safe and proper manner, and immediately report all breakdowns thereof to Landlord. Tenant acknowledges that any breach of these requirements and/or Landlord’s Rules and Regulations shall be deemed to be a default under the Lease in accordance with Article XVII hereof, subject to the cure provisions set forth therein.”

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5.        RULES & REGULATIONS. Exhibit E of the Lease is hereby deleted in its entirety and replaced with Exhibit E hereto.

6.        REAFFIRMATION. As modified hereby, the Lease is reaffirmed and ratified by the parties in its entirety.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Cedars-Sinai Medical Center		Capricor, Inc.

By:	/s/ Edward M. Prunchunas	By:	/s/ Karen Krasney

Name: Edward M. Prunchunas		Name: Karen Krasney

Title: Executive Vice President, Finance & Chief Financial Officer		Title: EVP, General Counsel

By:	/s/ Nicole A. Leonard, JD, MBA

Name: Nicole A. Leonard, JD, MBA

Title: Vice President, Research

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EXHIBIT B

FLOOR PLAN OF THE DAVIS BUILDING PREMISES

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EXHIBIT E

RULES & REGULATIONS

1.	Filming/Taking Pictures/Voices Recording of Patients and Health System Employees of the Health System Policy: Corporate Integrity Program
2.	Equal Employment Opportunity: Equal Employment Opportunity Policy: Human Resources/Organizational Development
3.	Acceptable Use Guidelines: EIS
4.	Confidentiality of Patient, Business, and Employee Information Policy: Corporate Integrity Program
5.	Expectations: Drug Free and Alcohol Free Workplace Policy: Human Resources/Organization Development
6.	Davis Building Rules and Regulations
7.	All policies of Landlord’s Environmental Health and Safety Department

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